Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2018 Second Quarter Results
MALVERN, Pa. (August 7, 2018) - Vishay Precision Group, Inc. (NYSE: VPG), a leading producer of precision sensors and systems, today announced its results for its fiscal 2018 second quarter ended June 30, 2018.
Second Quarter Highlights:

•	Growth in revenues to $74.2 million, up 19% year-over-year

•	Gross margin was 42.3% for the quarter as compared to 39.7% for the prior year period

•	Operating income increased by 93% to $11.3 million as compared to $5.9 million in the prior year period

•	Operating margin for the quarter was 15.2%, compared to 9.4% for the prior year period

•	Earnings increased 111% to $0.57 per diluted share, compared to $0.27 reported last year

•	Adjusted diluted EPS* increased 97% to $0.57, compared to prior year $0.29

•	Book-to-bill remained strong at 1.13, reflecting healthy, stable end-markets

Ziv Shoshani, Chief Executive Officer of VPG, commented, “We continue to secure business opportunities across all of our end markets as reflected in our increased revenues.  Our second quarter 2018 operating results reaffirmed that strong operating margins are firmly established in our enterprise when we execute our business strategy in a solid business environment, as we did again this quarter.”
The Company grew second fiscal quarter 2018 net earnings attributable to VPG stockholders to $7.7 million, or $0.57 per diluted share, compared to $3.6 million, or $0.27 per diluted share, in the second fiscal quarter of 2017. This growth was assisted by a foreign currency exchange rate in the second quarter of 2018 relative to the prior year period that increased net income by $0.2 million, or $0.01 per diluted share.
In the six fiscal months ended June 30, 2018, net earnings attributable to VPG stockholders grew to $12.7 million, or $0.94 per diluted share, compared to $5.6 million or $0.42 per diluted share, in the six fiscal months ended July 1, 2017. Foreign currency exchange rates for the six fiscal months ended June 30, 2018 had no impact on net income relative to the prior year period.
The second fiscal quarter 2018 adjusted net earnings attributable to VPG stockholders approximately doubled to $7.7 million, or $0.57 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $3.9 million, or $0.29 per diluted share, for the comparable prior year period.
Six fiscal months ended June 30, 2018 adjusted net earnings attributable to VPG stockholders approximately doubled to $12.7 million, or $0.94 per diluted share, compared to adjusted net earnings attributable to VPG stockholders of $6.4 million, or $0.48 per diluted share, for the comparable prior year period.
Segments
Foil Technology Products segment revenues grew 16.7% to $34.2 million in the second fiscal quarter of 2018, up from $29.3 million in the second fiscal quarter of 2017; sequential revenue was flat compared to the first quarter of 2018. The year-over-year increase in revenues was attributable to precision resistors growth in all regions for distribution and OEM customers, primarily for the test and measurement market. Additionally, strain gage products increased across all regions in the force measurement and test and measurement markets.
Gross profit margin for the Foil Technology Products segment was 46.1% for the second fiscal quarter of 2018, an increase compared to 41.9% in the second fiscal quarter of 2017 and an increase compared to 42.8% in the first fiscal quarter of 2018. The year-over-year increase in gross margin was due to an increase in volumes, labor efficiencies experienced in the second quarter of 2018 and a positive exchange rate impact. The sequential increase in gross margin was primarily attributable to labor and manufacturing efficiencies in the second quarter of 2018.
Force Sensors segment revenues grew 23.7% to $19.4 million in the second fiscal quarter of 2018, up from $15.7 million in the second fiscal quarter of 2017; sequential revenue increased slightly, up from $19.2 million in the first quarter of 2018. The year-over-year increase in revenues was mainly attributable to OEM customers in the force measurement and precision weighing markets primarily in the Americas.
Gross profit margin for the Force Sensors segment was 29.4% for the second fiscal quarter of 2018, an increase compared to 28.9% in the second fiscal quarter of 2017 and an increase compared to 27.3% in the first fiscal quarter of 2018. Gross margins were up compared to the prior year period primarily due to the volume increase experienced in the second fiscal quarter of 2018 partially offset by a negative exchange rate impact. The sequential increase in gross margins was primarily due to an increase in volume and freight savings experienced in the second fiscal quarter of 2018.
Weighing and Control Systems segment revenues grew by 19.1% to $20.7 million in the second fiscal quarter of 2018, up from $17.4 million in the second fiscal quarter of 2017; sequential revenue increased 4.9% from $19.7 million in the first fiscal quarter of 2018. The increased year-over-year revenues were attributable to all product lines in all regions, in addition to positive exchange rate impact. The sequential increase in revenue was primarily attributable to a volume increase mainly in the steel product line in Asia partially offset by lower volume in Europe for our on-board weighing and process weighing product lines as well as a negative exchange rate impact.
The second fiscal quarter 2018 gross profit margin for the segment was 48.0%, an increase compared to 45.8% from the second fiscal quarter of 2017 and 43.9% from the first fiscal quarter of 2018. The year-over-year increase in gross margin was primarily due to volume, positive exchange rate impact and cost savings. The sequential increase in gross margin was primarily due to the volume increase experienced in the second fiscal quarter of 2018.
Near-Term Outlook
“In light of a continued solid business environment, at constant second fiscal quarter 2018 exchange rates and taking into account the normal seasonality of our business, we expect net revenues in the range of $70 million to $77 million for the third fiscal quarter of 2018,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information
We define “adjusted net earnings” as net earnings attributable to VPG stockholders before restructuring costs and associated tax effects. The reconciliation table within this release reconciles the Company's non-GAAP measures, which are provided for comparison with other results, to the most directly comparable U.S. GAAP measures. Management believes that these measures are meaningful because they provide insight with respect to intrinsic operating results.
Conference Call and Webcast
A conference call will be held today (August 7) at 10:00 a.m. ET (9:00 a.m. CT). To access the conference call, interested parties may call 1-888-317-6003 or internationally 1-412-317-6061 and use passcode 9209556, or log on to the investor relations page of the VPG website at www.vpgsensors.com.
A replay will be available approximately one hour after the completion of the call by calling toll-free 1-877-344-7529 or internationally 1-412-317-0088 and by using the passcode 10122235. The replay will also be available on the investor relations page of the VPG website at www.vpgsensors.com for a limited time.
About VPG
Vishay Precision Group, Inc. (VPG) is an internationally recognized designer, manufacturer and marketer of: components based on its resistive foil technology; sensors; and sensor-based measurement systems specializing in the growing markets of stress, force, weight, pressure, and current measurements. VPG is a market leader of foil technology products, providing ongoing technology innovations in precision foil resistors and foil strain gages, which are the foundation of the company's force sensors products and its’

weighing and control systems. The product portfolio consists of a variety of well-established brand names recognized for precision and quality in the marketplace. To learn more, visit VPG at www.vpgsensors.com.
Forward-Looking Statements
From time to time, information provided by us, including but not limited to statements in this report, or other statements made by or on our behalf, may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties or delays in completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	June 30, 2018	July 1, 2017
Net revenues	$74,231	$62,319
Costs of products sold	42,865	37,560
Gross profit	31,366	24,759
Gross profit margin	42.3%	39.7%

Selling, general, and administrative expenses	19,990	18,591
Restructuring costs	61	315
Operating income	11,315	5,853
Operating margin	15.2%	9.4%

Other income (expense):
Interest expense	(478)	(468)
Other	(272)	(571)
Other income (expense) - net	(750)	(1,039)

Income before taxes	10,565	4,814

Income tax expense	2,882	1,198

Net earnings	7,683	3,616
Less: net earnings attributable to noncontrolling interests	(10)	(3)
Net earnings attributable to VPG stockholders	$7,693	$3,619

Basic earnings per share attributable to VPG stockholders	$0.57	$0.27
Diluted earnings per share attributable to VPG stockholders	$0.57	$0.27

Weighted average shares outstanding - basic	13,464	13,257
Weighted average shares outstanding - diluted	13,513	13,446

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Six fiscal months ended
	June 30, 2018	July 1, 2017
Net revenues	$147,322	$122,106
Costs of products sold	87,451	74,830
Gross profit	59,871	47,276
Gross profit margin	40.6%	38.7%

Selling, general, and administrative expenses	40,309	36,609
Restructuring costs	61	869
Operating income	19,501	9,798
Operating margin	13.2%	8.0%

Other income (expense):
Interest expense	(920)	(920)
Other	(921)	(1,100)
Other income (expense) - net	(1,841)	(2,020)

Income before taxes	17,660	7,778

Income tax expense	5,019	2,159

Net earnings	12,641	5,619
Less: net (earnings) loss attributable to noncontrolling interests	(40)	5
Net earnings attributable to VPG stockholders	$12,681	$5,614

Basic earnings per share attributable to VPG stockholders	$0.95	$0.42
Diluted earnings per share attributable to VPG stockholders	$0.94	$0.42

Weighted average shares outstanding - basic	13,409	13,233
Weighted average shares outstanding - diluted	13,511	13,442

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$74,713	$74,292
Accounts receivable, net	52,103	46,789
Inventories:
Raw materials	19,502	16,601
Work in process	23,936	23,160
Finished goods	21,984	20,174
Inventories, net	65,422	59,935

Prepaid expenses and other current assets	11,660	10,299
Total current assets	203,898	191,315

Property and equipment, at cost:
Land	3,412	3,434
Buildings and improvements	50,376	50,276
Machinery and equipment	97,772	95,158
Software	8,160	7,955
Construction in progress	2,172	2,252
Accumulated depreciation	(107,399)	(103,401)
Property and equipment, net	54,493	55,674

Goodwill	18,799	19,181

Intangible assets, net	18,966	20,475

Other assets	18,743	19,906
Total assets	$314,899	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	June 30, 2018	December 31, 2017
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,049	$13,678
Payroll and related expenses	14,932	15,892
Other accrued expenses	16,758	15,952
Income taxes	2,888	2,515
Current portion of long-term debt	4,088	3,878
Total current liabilities	49,715	51,915

Long-term debt, less current portion	26,690	28,477
Deferred income taxes	2,300	2,300
Other liabilities	13,781	14,131
Accrued pension and other postretirement costs	16,115	16,424
Total liabilities	108,601	113,247

Commitments and contingencies

Equity:
Common stock	1,307	1,288
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	195,668	192,904
Retained earnings	55,604	43,076
Accumulated other comprehensive loss	(37,598)	(35,450)
Total Vishay Precision Group, Inc. stockholders' equity	206,319	193,156
Noncontrolling interests	(21)	148
Total equity	206,298	193,304
Total liabilities and equity	$314,899	$306,551

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Six fiscal months ended
	June 30, 2018	July 1, 2017
Operating activities
Net earnings	$12,641	$5,619
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,332	5,318
Gain on disposal of property and equipment	(83)	(141)
Share-based compensation expense	801	492
Inventory write-offs for obsolescence	1,158	982
Deferred income taxes	1,086	(104)
Other	455	(445)
Net changes in operating assets and liabilities:
Accounts receivable, net	(6,141)	(6,928)
Inventories, net	(7,304)	(761)
Prepaid expenses and other current assets	(1,724)	(1,397)
Trade accounts payable	(390)	1,020
Other current liabilities	1,536	3,676
Net cash provided by operating activities	7,367	7,331

Investing activities
Capital expenditures	(6,134)	(3,146)
Proceeds from sale of property and equipment	106	326
Net cash used in investing activities	(6,028)	(2,820)

Financing activities
Principal payments on long-term debt and capital leases	(3,847)	(1,314)
Proceeds from revolving facility	11,000	16,000
Payments on revolving facility	(6,000)	(16,000)
Distributions to noncontrolling interests	(129)	(46)
Payments of employee taxes on certain share-based arrangements	(801)	(303)
Net cash provided by (used in) financing activities	223	(1,663)
Effect of exchange rate changes on cash and cash equivalents	(1,141)	1,858
Increase in cash and cash equivalents	421	4,706

Cash and cash equivalents at beginning of period	74,292	58,452
Cash and cash equivalents at end of period	$74,713	$63,158

Supplemental disclosure of non-cash investing transactions:
Capital expenditures purchased	$(3,988)	$(3,146)
Supplemental disclosure of non-cash financing transactions:
Conversion of exchangeable notes to common stock	$(2,794)	$(1,303)

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit Margin
(Unaudited - In thousands)
	Fiscal quarter ended		Six fiscal months ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Gross profit	$31,366	$24,759	$59,871	$47,276
Gross profit margin	42.3%	39.7%	40.6%	38.7%

Adjusted gross profit	$31,366	$24,759	$59,871	$47,276
Adjusted gross profit margin	42.3%	39.7%	40.6%	38.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Operating Margin
(Unaudited - In thousands)

	Fiscal quarter ended		Six fiscal months ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Operating income	$11,315	$5,853	$19,501	$9,798
Operating margin	15.2%	9.4%	13.2%	8.0%

Reconciling items affecting operating margin
Restructuring costs	61	315	61	869

Adjusted operating income	$11,376	$6,168	$19,562	$10,667
Adjusted operating margin	15.3%	9.9%	13.3%	8.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Earnings Per Share
(Unaudited - In thousands, except per share data)
	Fiscal quarter ended		Six fiscal months ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net earnings attributable to VPG stockholders	$7,693	$3,619	$12,681	$5,614

Reconciling items affecting operating margin
Restructuring costs	61	315	61	869
Less reconciling items affecting income tax expense
Tax effect of reconciling items	9	13	9	56
Adjusted net earnings attributable to VPG stockholders	$7,745	$3,921	$12,733	$6,427

Adjusted net earnings per diluted share	$0.57	$0.29	$0.94	$0.48

Weighted average shares outstanding - diluted	13,513	13,446	13,511	13,442